Exhibit 10

Director Compensation Summary

Annual Retainer. Each non-management director is paid an annual retainer of $160,000 in quarterly installments, following the end of each quarter of service. Of this amount, 40% (or $64,000) of the annual retainer is paid in cash and 60% (or $96,000) is paid in deferred stock units (“DSUs”). Instead of receiving a cash payment, non-management directors may elect to have 100% of their annual retainer paid in DSUs, provided, however, that no more than 25,000 DSUs may be granted to any non-management director in any one calendar year pursuant to the terms of the 2004 Genworth Financial, Inc. Omnibus Incentive Plan under which the DSUs are awarded. To the extent this limit would be exceeded, the remainder of a director’s annual retainer will be paid in cash.

Deferred Stock Units. Each DSU represents the right to receive one share of our common stock in the future. DSUs are granted at the end of each quarter of service and are credited to a notional account maintained by us in the recipient’s name. The number of DSUs granted is determined by dividing the DSU value to be delivered by the fair market value of our common stock on the date of grant. DSUs accumulate regular quarterly dividends which are reinvested in additional DSUs. The DSUs will be paid out beginning one year after the director leaves the Board in a single payment or in payments over ten years, at the election of the director.

Fees for Lead Director. In February 2009, the Board of Directors created the position of Lead Director. As additional compensation for services as Lead Director, the Lead Director receives an annual cash retainer of $20,000.

Fees for Committee Chairs. As additional compensation for service as chairperson, the chairperson of the Audit Committee receives an annual cash retainer of $15,000. Each other standing committee chairperson receives an annual cash retainer of $10,000.

Matching Gift Program. The company offers a matching gift program that provides for the matching of employee and director charitable contributions pursuant to the contribution guidelines established by the Genworth Foundation. Each non-management director is eligible for the matching of charitable contributions on a dollar-for-dollar basis, up to a maximum matching contribution of $15,000 during any calendar year.

Reimbursement of Certain Expenses. Non-management directors are reimbursed for travel expenses to attend Board and committee meetings and to attend director education seminars, in accordance with policies approved from time to time.